UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )
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☐	Soliciting Material under § 240.14a-12
RENT THE RUNWAY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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10 Jay Street
Brooklyn, NY 11201
May 23, 2024
To our stockholders:
I am pleased to invite you to attend Rent the Runway, Inc.’s 2024 Annual Meeting of Stockholders to be held on Thursday, July 11, 2024 at 8:30 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.
The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Details regarding how to attend the meeting and the business to be conducted at the Annual Meeting are more fully described in the Notice of Annual Meeting and Proxy Statement.
Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 4 of the proxy statement.
On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Rent the Runway.
Sincerely,

Jennifer Hyman
Co-Founder, Chair, CEO & President
Rent the Runway, Inc.

Notice of 2024 Annual
Meeting of Stockholders
Date: July 11, 2024
Time: 8:30 a.m. Eastern Time
Place: www.virtualshareholdermeeting.com/RENT2024
Record Date: May 16, 2024
Meeting Agenda:
•
Elect Jennifer Y. Hyman, Beth Kaplan, Emil Michael and Gwyneth Paltrow as Class III Directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025; and
•	Transact any other business that may properly come before the Annual Meeting.
Holders of record of our outstanding shares of capital stock, composed of Class A common stock and Class B common stock, at the close of business on May 16, 2024, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the 10 days prior to the Annual Meeting for a purpose relevant to the meeting by sending an email to investors@renttherunway.com and stating the purpose of the request and providing proof of ownership of Rent the Runway stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16 digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Cara Schembri
Chief Legal & Administrative Officer
May 23, 2024
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be Held on July 11, 2024: The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

Proxy Overview
This overview does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
References in this Proxy Statement to (i)“we,” “us,” “our,” “ours,” “RTR,” “Rent the Runway” and the “Company” refer to Rent the Runway, Inc. and its subsidiary and (ii) “stockholders” refers to holders of our Class A common stock and Class B common stock.
This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2024 (the “2023 Annual Report”) will be released on or about May 23, 2024 to our stockholders on the Record Date. On the same date, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2023 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2023 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Meeting Date: July 11, 2024
Record Date: May 16, 2024
Meeting Time: 8:30 am Eastern Time
Virtual Meeting Only: www.virtualshareholdermeeting.com/RENT2024
Agenda:
	Proposal	Board Recommendation	Reference Page
Proposal 1	The election of Jennifer Y. Hyman, Beth Kaplan, Emil Michael and Gwyneth Paltrow as Class III Directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified	For all nominees	8
Proposal 2	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025	For	23
Important Note Regarding the 2024 Reverse Stock Split: In March 2024, following stockholder approval, we effected a 1-for-20 reverse stock split of our outstanding shares of Class A common stock and Class B common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective on April 2, 2024 and our shares began trading on a post-split basis on April 3, 2024. Accordingly, all share and per share amounts for all periods presented in this Proxy Statement have been retroactively adjusted to reflect the Reverse Stock Split. In addition, all equity awards and warrants outstanding immediately prior to the Reverse Stock Split were proportionately adjusted.
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About Rent the Runway
Our mission is to power women to feel their best every day.
Since our founding in November 2009, we have built the world’s first and largest shared designer closet with thousands of styles by hundreds of brand partners. We give customers access to our “Unlimited Closet” through our subscription offering (“Subscription”) or the ability to rent a-la-carte through our reserve offering (“Reserve”). We also give our subscribers and customers the ability to buy our products through our Resale offering. Our Closet in the Cloud offers a wide assortment of items for every occasion, from evening wear and accessories to ready-to-wear, workwear, denim, casual, maternity, outerwear, blouses, knitwear, loungewear, jewelry, handbags, activewear and ski wear. We have served approximately 3 million lifetime customers across all of our offerings and we had 173,247 total subscribers (active and paused) as of January 31, 2024. We had 125,954 active subscribers as of January 31, 2024. In fiscal year 2023, 88% of our total revenue was generated by subscribers, compared to 86% in fiscal year 2022.
We have created a two-sided discovery engine: customers find new brands they love and brand partners find new customers they need. For customers, we unlock freedom of self-expression through access to our “Unlimited Closet” that has a constantly rotating supply of styles for all occasions, seasons, moods and price points. This leads to deep engagement with our platform as customers discover new brands they love. Brand partners are able to tap into our large, engaged community to discover new customers and get unparalleled data insights. All of this helps them grow their businesses and encourages them to partner more closely with us over time.
Fiscal Year 2023 Business Highlights
We have achieved the following operating and financial results for the years ended January 31, 2024 and 2023, respectively:
•	Revenue was $298.2 million and $296.4 million, respectively, representing a 0.6% growth year-over-year;
•	125,954 and 126,712 ending Active Subscribers (excluding paused subscribers), representing a change of (1)% year-over-year;
•	135,211 and 128,586 Average Active Subscribers, representing 5% growth year-over-year;
•	173,247 and 171,998 ending Total Subscribers (including paused subscribers), respectively, representing 1% growth year-over-year;
•	Gross Profit was $119.7 million and $120.0 million, respectively, representing a gross margin of 40.1% and 40.5%, respectively;
•
Net Loss was $(113.2) million and $(138.7) million, respectively. Net Loss as a percentage of revenue was (38.0)%, and (46.8)%, respectively, and included $3.1 million and $7.7 million of restructuring and related charges, respectively;

•
Adjusted EBITDA was $26.9 million and $6.7 million, respectively, representing an Adjusted EBITDA margin of 9.0% and 2.3%, respectively (See Annex A for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP);

•	Net cash used in operating activities plus net cash used in investing activities was $(70.3) million and $(92.0) million, respectively;
•	Net cash used in operating activities plus net cash used in investing activities as a percentage of revenue was (23.6)% and (31.0)%, respectively; and
•	Cash and Cash Equivalents was $84.0 million and $154.5 million, respectively.
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Corporate Governance
Key Highlights
We carefully consider our corporate governance practices and believe that they are appropriately tailored to our business and promote the long-term interests of our stockholders. Our corporate governance practices include:
•	All directors on the Board are independent, except for our CEO
•	All of our committee members are independent
•	Regular executive sessions of independent directors
•	Board comprised of sophisticated, engaged directors with diverse relevant expertise
•	Board and committees with an active role in risk management oversight
•	Robust code of conduct applicable to directors, officers, and employees
•	Periodic Board and committee self-evaluations
•
Periodic reviews of our corporate governance structure, including committee charters, corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size

•	Policy of no pledging without prior Board approval and no hedging of RTR shares for current employees and directors
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Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because the Board of Directors of Rent the Runway is inviting you to vote (by soliciting your proxy) at our Annual Meeting of Stockholders on July 11, 2024 at 8:30 a.m., Eastern Time. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on May 16, 2024, the record date, are entitled to attend and vote at the Annual Meeting. There were approximately 3,566,441 shares of Class A common stock and 155,333 shares of Class B common stock outstanding on May 16, 2024 entitled to vote.
The meeting webcast will begin promptly at 8:30 a.m., Eastern Time, and will be accessible at www.virtualshareholdermeeting.com/RENT2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m., Eastern Time, and you should allow ample time for the check-in procedures.
How many votes per share do I have?
Each share of our Class A common stock has one vote per share and each share of our Class B common stock has twenty votes per share. Our Class A and Class B common stock will vote together as a single class on all matters to be voted upon at the Annual Meeting.
How do I vote in advance of the meeting?
If, on May 16, 2024, your Rent the Runway shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically.
If, on May 16, 2024, your shares were held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers.
Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are held in “street name,” you may visit www.proxyvote.com and enter the 16-digit control number included in the Internet Notice or voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website to access the meeting and vote. Instructions should also be provided on the Internet Notice or voting instruction card provided by your bank or brokerage firm.
If you choose to vote by proxy, you may do so:
By Internet	You can vote over the internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
By Telephone	You can vote by telephone by calling toll-free 1-800-690-6903 and following the instructions on the Internet Notice or proxy card; or
By Mail	You can vote by mail by signing, dating, and mailing the proxy card (if you received one by mail) to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
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Can I ask questions at the Annual Meeting?
In order to ensure stockholders are afforded the same rights and opportunities to participate in the Annual Meeting as an in-person meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters.
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders who have logged in using a 16-digit control number may submit questions or comments.
You will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/RENT2024 and typing your question in the box in the Annual Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Rent the Runway’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Rent the Runway’s management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page. Technical support will be available starting at 8:15 a.m. Eastern Time on July 11, 2024.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on July 10, 2024. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible. You will also be able to vote by attending and voting at the virtual Annual Meeting on July 11, 2024. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Rent the Runway shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Rent the Runway shares are held in an account with a broker or other nominee, and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may still be able to vote your shares in its discretion. In this regard, brokers and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposal No. 1 (Election of Directors) is considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal No. 2 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker, bank, trustee, or nominee to ensure that your vote will be counted.
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What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the proposal regarding the ratification of the appointment of our auditors, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of our auditors.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on July 11, 2024 by:
•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method);
•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or
•	attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.
How many votes are required to approve each proposal?
Proposal	Vote Required for Approval	Effect of Votes Withheld or Abstentions, as applicable	Effect of Broker Non-Votes*
1. Election of Directors	Directors are elected by a plurality of the votes cast. The four director nominees receiving the highest number of “FOR” votes will be elected.	Votes withheld have no effect	No effect. Brokers may not vote the shares if not instructed by the beneficial owner, as this matter is considered “non-routine.”
2. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Abstentions have no effect	No effect. Brokers may vote the shares if not instructed by the beneficial owner, as this matter is considered “routine.” Therefore, we would not expect broker non-votes to result from this proposal.
*A “broker non-vote” occurs when a beneficial owner of shares held by a broker or nominee does not give voting instructions to his or her broker or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters.
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Who will count the votes?
A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, electronically or by proxy, of the holders of a majority in voting power of common stock issued and outstanding and entitled to vote on the record date will constitute a quorum. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be adjourned, or postponed, by the chairperson of the meeting for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions, and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, it means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Internet Notices you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called “householding.” This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you prefer to receive a separate set of proxy materials or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to investors@renttherunway.com. We will strive to promptly address your request.
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Proposal No. 1
Election of Directors
Our Board of Directors currently consists of 8 directors, who are divided into three classes with staggered three-year terms. The current Class I Directors are Tim Bixby and Jennifer Fleiss; the current Class II Directors are Scott Friend and Mike Roth; and the current Class III Directors are Jennifer Hyman, Beth Kaplan, Emil Michael and Gwyneth Paltrow. At the Annual Meeting, the four Class III directors named above are standing for election, each for a three-year term. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2025 and 2026, respectively.
On May 20, 2024, in order to achieve an equal balance of membership among the classes of directors following the Annual Meeting, Emil Michael resigned as a Class III director and was immediately elected by the Board as a Class II director, to be effective as of the conclusion of the Annual Meeting. The resignation and re-election of Mr. Michael was effected solely to rebalance the Board’s classes effective as of the conclusion of the Annual Meeting and, for all other purposes, including committee service and compensation, Mr. Michael’s service on the Board will be deemed to have continued uninterrupted. As a result of the rebalancing, effective at the conclusion of the Annual Meeting, the Board shall consist of two Class I directors, three Class II directors and three Class III directors.
The Board has nominated Jennifer Hyman, Beth Kaplan, Emil Michael, and Gwyneth Paltrow for election as Class III directors at the Annual Meeting.
Directors are elected by a plurality of the votes cast. The four director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2027 annual meeting of stockholders and until their successors have been elected and qualified or until they resign, die, are disqualified or are removed from the Board of Directors.
In connection with the initial public offering (“IPO”) of our Class A common stock in October 2021, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the Company and certain stockholders of the Company, including (i) the Founder (as defined below), (ii) the Bain Capital Ventures Entities (as defined below); and (iii) the Highland Entities (as defined below). As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement acting in conjunction will control the election of directors at RTR. For more information, see “The Board and Corporate Governance—Stockholders Agreement.”
The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.
The Board of Directors recommends a vote “FOR” each of the director nominees named above.
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Information About Board Nominees and Continuing Directors
Name	Age	Position	Director Since
Class I Directors
Tim Bixby(1)*†	59	Director	February 2021
Jennifer Fleiss(3)*	40	Co-Founder; Director	March 2009
Class II Directors
Scott Friend(2)(4)(5)	58	Director	July 2009
Mike Roth(2)	57	Director	January 2020
Class III Directors
Jennifer Y. Hyman	43	Co-Founder; President; CEO; Chair	March 2009
Beth Kaplan(1)(2)(4)*	66	Director	February 2014
Emil Michael(1)(3)(4)(6)	51	Director	May 2023
Gwyneth Paltrow(3)	51	Director	May 2021
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and ESG Committee.
(4) Member of the Finance Committee.
(5) Lead independent director.
(6) Effective as of the conclusion of the Annual Meeting, Mr. Michael will serve as a Class II director.
* Committee chair.
†  Financial expert.
Nominees to our Board of Directors - Class III Directors
Jennifer Y. Hyman has served as our Co-Founder since November 2008 and our Chief Executive Officer and the Chair of our Board of Directors since March 2009. Prior to co-founding Rent the Runway, she served as Director of Business at IMG, a global talent management company, from 2006 to 2007. Ms. Hyman also serves on the board of directors of The Estee Lauder Companies Inc., a global manufacturer and marketer of luxury beauty products, and on the supervisory board of Zalando SE, a European online fashion platform. Ms. Hyman holds a B.A. in Social Studies from Harvard University and an M.B.A. from Harvard Business School. We believe Ms. Hyman is qualified to Chair our Board of Directors because of the perspective and experience she brings as our Chief Executive Officer and as one of our Co-Founders, as well as her proven innovation and expertise at the intersection of the consumer, retail, and technology sectors.
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Beth Kaplan has served as a member of our Board of Directors since February 2014 and formerly served as our President and Chief Operating Officer from 2012 to 2015. Ms. Kaplan is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies and is a Venture Partner at Revolution Ventures, an early stage venture capital firm investing in technology-enabled businesses. She previously served as the President and Chief Operating Officer of GNC. Ms. Kaplan currently serves on the board of directors of a number of companies, including public companies Brilliant Earth, a jewelry company; Howard Hughes Corporation, a real estate development and management company; Crocs, a manufacturer of footwear; and private company, Cooper’s Hawk, a full-service restaurant and winery chain. She also served on the board of the Meredith Corporation, a public company, from 2017 to 2021. Ms. Kaplan holds a B.S. in Marketing, Finance, and Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe Ms. Kaplan is qualified to serve on our Board of Directors because of her strategic, operational, and management and directorship experience in public and private companies.
Emil Michael has served as a member of our Board of Directors since May 2023. Mr. Michael has been the Chairman and CEO of M8 Enterprises LLC, a solely-owned consulting and advisory business, since January 2018. From July 2013 to June 2017, Mr. Michael served as the Chief Business Officer of Uber Technologies Inc., a global ride sharing and delivery app. Prior to that, Mr. Michael served as Chief Operating Officer of Klout, a social media analytics company. Before joining Klout, he served as a White House Fellow working for the Secretary of Defense as a Special Assistant. Mr. Michael was also part of the founding team of TellmeNetworks, a speech recognition technology company. He has served on the board of directors of D-Wave Quantum, a publicly-traded quantum computer company, since August 2022 and from October 2020 to August 2022, served as chairman of the board of directors of DPCM Capital, which was a publicly-traded Special Purpose Acquisition Company that acquired D-Wave Quantum. Mr. Michael also serves on the board of several privately held companies and as an advisor or investor to a number of start-up companies. Mr. Michael received his B.A. from Harvard University and his J.D. from Stanford Law School. We believe that Mr. Michael is qualified to serve on our Board of Directors because of his deep expertise leading and advising high-growth technology companies, and his extensive corporate strategy and business development acumen.
Gwyneth Paltrow has served as a member of our Board of Directors since May 2021. Ms. Paltrow is an entrepreneur, an Oscar- and Emmy-winning actress, and a New York Times-bestselling author. She founded Goop, Inc., or goop—a global lifestyle brand and contextual commerce business—in 2008 and has served as the Chief Executive Officer since 2016, having previously served as the Chief Creative Officer from 2008 to 2016. Under Ms. Paltrow's direction, goop has expanded internationally to the United Kingdom and the European Union and has extended its ventures to include The goop Lab, a television show on Netflix; The goop Podcast; a book imprint; permanent and pop-up retail stores; a digital shop; live events; and goop-brand products across beauty, fashion, and wellness. Ms. Paltrow serves on the board of directors of Wonder Group, a food delivery service company. We believe Ms. Paltrow is qualified to serve on our Board of Directors because of her entrepreneurial expertise, her deep understanding of consumer marketing, and her experience leading an e-commerce company.
Class I Directors Whose Terms Expire at the 2025 Annual Meeting
Tim Bixby has served as a member of our Board of Directors since February 2021. Mr. Bixby has been the Chief Financial Officer of Lemonade, Inc., a consumer insurance provider, since June 2017. From 2016 to 2020, Mr. Bixby served as a member of the board of advisors of Sightworthy, an on-demand video marketing company. Prior to that, he served as the Chief Financial Officer of Shutterstock, Inc., a digital content licensing marketplace, from 2011 to 2015, and as Chief Financial Officer, President and a Director of LivePerson, Inc. from 1999 to 2011. Mr. Bixby holds a B.A. in Mathematics from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Bixby is qualified to serve on our Board of Directors because of his experience as a public company chief financial officer and his extensive knowledge of technology-based companies.
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Jennifer Fleiss co-founded RTR in November 2008 and has served as a member of our Board of Directors since March 2009. She previously served as our Head of Logistics and Business Development from November 2008 to March 2017. From March 2017 to January 2020, she served as the Co-Founder & Chief Executive Officer of JetBlack, a digital commerce platform and subsidiary of Walmart, Inc. Ms. Fleiss joined Volition Capital, a growth equity firm, in February 2021. She also serves as an advisor at investment firms Prelude Growth Partners and Torch Capital and invests and advises early-stage start-ups. Ms. Fleiss has served on the boards of The Lanvin Group, a publicly-traded holding company of several luxury brands, since 2022, Party City, a publicly-traded retail chain of party stores, since 2020; and Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since 2019. Ms. Fleiss holds a B.A. in Political Science from Yale University and an M.B.A. from Harvard Business School. We believe Ms. Fleiss is qualified to serve on our Board of Directors because of the perspective she brings as one of our Co-Founders, as well as her experience advising public and private companies.
Class II Directors Whose Terms Expire at the 2026 Annual Meeting
Scott Friend has served as a member of our Board of Directors since July 2009 and as our lead independent director since October 2021. Mr. Friend has been a partner at Bain Capital Ventures, the venture capital division of Bain Capital, a multi-asset alternative investment firm, since September 2006. Mr. Friend serves on the board of directors of Persado, an AI-generated language platform; Attentive, a mobile marketing platform; Fermat Commerce, a marketing technology software company that creates landing pages from paid social ads; Mirakl, a cloud-based e-commerce company which provides online marketplace software to retailers, manufacturers, and wholesalers; and mParticle, a customer data platform. Mr. Friend holds a B.A. in Engineering and Economics from Brown University and an M.B.A. from Harvard Business School. We believe Mr. Friend is qualified to serve on our Board of Directors because of his extensive corporate strategy, financial, and management experience.
Mike Roth has served as a member of our Board of Directors since January 2020. From 1999 to 2019, Mr. Roth served in various capacities at Amazon.com, Inc., an e-commerce and technology company, most recently as Vice President of Global Customer Fulfillment Operations & Transportation. Mr. Roth serves on the board of directors for HelloFresh S.E., a meal kit company; Fleetpride, Inc., the largest truck and trailer parts distributor in the U.S.; and OnTrac, a last-mile delivery company. Mr. Roth holds a Diplom Chemiker degree in Chemistry from Universität Tübingen, Germany. We believe Mr. Roth is qualified to serve on our Board of Directors because of his extensive leadership experience in e-commerce companies and his knowledge in logistical operations.
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The Board and Corporate Governance
Board Leadership Structure
Jennifer Hyman is the chair of our Board of Directors and Scott Friend serves as our lead independent director. Our Board of Directors believes that our current leadership structure provides us with effective leadership and is in the best interest of us and our stockholders. Ms. Hyman co-founded and has led our company since its inception. Her strategic vision and in-depth knowledge of our operations, opportunities, and challenges makes her well qualified to serve as both Chair and CEO. In addition, having a lead independent director strengthens the Board’s independence and oversight of our business.
As lead independent director, Mr. Friend’s responsibilities include:
•	presiding at all meetings of the Board at which the Chair is not present, including over executive sessions of the independent directors;
•	working with management to set board meeting schedules and agendas;
•	leading the board evaluation process with the Nominating and ESG Committee; and
•	acting as the liaison between the independent directors and the chair of our Board of Directors.
Our corporate governance guidelines provide the flexibility for our Board to modify our leadership structure in the future in a manner that it believes is in the best interest of the Company. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
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Board Diversity
Our Nominating and ESG Committee is responsible for reviewing with the Board the appropriate characteristics, skills, and experience required for the Board of Directors as a whole and its individual members. As of the date of this proxy statement, 50% of the members of our Board of Directors identify as women. In its evaluation of director candidates, our Nominating and ESG Committee considers diversity factors such as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board. The Board also considers other factors, including issues of character, integrity, judgment, potential conflicts of interest, and other commitments, as described below.
Board Diversity Matrix (as of May 23, 2024)
Total Number of Directors	8
	Female	Male	Non-Binary
Part I: Gender Identity	4	4	—
Part II: Demographic Background
African American or Black	—	—	—
Alaskan Native or Native American	—	—	—
Asian	—	—	—
Hispanic or Latinx	—	—	—
Native Hawaiian or Pacific Islander	—	—	—
White	4	3	—
Two or More Races or Ethnicities	—	—	—
LGBTQ+	—	—	—
Prefer not to disclose	—	1	—
Board Oversight of Risk
Our Board of Directors is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board administers its oversight function directly as a whole and through its standing committees that address risks inherent in their respective areas of oversight. For example, the full Board is generally responsible for overseeing the Company’s legal, regulatory and ethical compliance, including the procedures in place to enforce the Code of Conduct, as well as risks relating to data privacy, technology and information security, including cyber security. Our Audit Committee is responsible for overseeing risks relating to financial reporting, accounting, and auditing matters. Our Compensation Committee is responsible for overseeing risks relating to our compensation plans, policies, and practices. Our Nominating and ESG Committee is responsible for overseeing risks related to certain corporate governance practices and overseeing our ESG strategy and progress.
Director Independence
Our Board of Directors assesses the independence of each director at least annually and has determined that, other than Jennifer Hyman, all current directors and director nominees are independent in accordance with Nasdaq listing standards and the applicable rules and regulations of the SEC. Ms. Hyman is not considered independent because she is an employee.
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In addition, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and ESG Committee is independent and, in the case of the Audit Committee and Compensation Committee, meets the heightened independence requirements applicable to each such Committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. In addition, our former directors, Melanie Harris, Dan Nova, Carley Roney and Dan Rosensweig, were also determined to be independent while they served on our Board of Directors.
Board Meetings
Our Board met eight times during fiscal year 2023. Each current director attended at least 75% of the total number of fiscal year 2023 meetings of the Board and of each Committee on which he or she served, which were held during the period in which that director served, except for Ms. Paltrow. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All but two of our directors then serving attended our 2023 Annual Meeting of Stockholders.
Board Committees
Our Board has the following standing committees: the Audit Committee, the Compensation Committee, and the Nominating and ESG Committee. The composition and responsibilities of each committee are described below. In addition, in 2024 the Board formed a Finance Committee, consisting of independent directors, Scott Friend, Beth Kaplan and Emil Michael, to review, direct and oversee potential financing and strategic transactions. Members of these committees serve until their resignation or until otherwise determined by our Board. The charter of the Audit, Compensation and Nominating and ESG Committees, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.renttherunway.com) under “Governance-Governance Documents” or by writing to our offices at 10 Jay Street, Brooklyn, New York 11201.
Audit Committee
Our Audit Committee consists of the following members:
Tim Bixby - Chair
Beth Kaplan
Emil Michael
We have adopted an Audit Committee charter that outlines the principal functions of the Audit Committee, which include:
•	overseeing our corporate accounting and financial reporting processes;
•
managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting, when required;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, our interim and year end results of operations;

•
developing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls, or auditing matters and for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	reviewing and approving related party transactions;
•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.
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Our Board of Directors has determined that Tim Bixby is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In fiscal year 2023, our Audit Committee met five times.
Compensation Committee
Our Compensation Committee consists of the following members:
Beth Kaplan - Chair
Scott Friend
Mike Roth
We have adopted a Compensation Committee charter that outlines the principal functions of the Compensation Committee, which include:
•	reviewing and recommending to our Board of Directors the compensation of our chief executive officer and other executive officers;
•	reviewing and recommending to our Board of Directors the compensation of our directors;
•	administering our equity incentive plans and other benefit programs;
•	reviewing and approving employment agreements and severance arrangements for our executive officers;
•	administering our compensation recovery policy; and
•	overseeing our talent and employee development programs and our strategy, efforts, and results regarding diversity, equity, and inclusion.
Our Board has determined that each member of our Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. In fiscal year 2023, our Compensation Committee met eight times.
The Compensation Committee generally considers our Chief Executive Officer’s recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2023, the Compensation Committee engaged Compensia, a compensation consulting firm, to advise on the option exchange and on executive and director compensation. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Compensia and has determined that Compensia’s work does not raise a conflict of interest.
Nominating and ESG Committee
Our Nominating and ESG Committee consists of the following members:
Jennifer Fleiss - Chair
Emil Michael
Gwyneth Paltrow
We have adopted a Nominating and ESG Committee charter that outlines the principal functions of the Nominating and ESG Committee, which include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•	considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and corporate governance matters;
•	overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors; and
•	overseeing our strategy, initiatives, policies, and risks concerning environmental and social matters.
In fiscal year 2023, our Nominating and ESG Committee met two times.
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Code of Conduct
Our Code of Conduct describes the standards of conduct expected of everyone at RTR. The code applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A copy of the code is available on our Investor Relations website at investors.renttherunway.com in the “Governance” section. In addition, we intend to post on our website all disclosures that are required by law or by Nasdaq rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.
Compensation Committee Interlocks and Insider Participation
Beth Kaplan, Scott Friend, Mike Roth, Dan Nova and Dan Rosensweig1 served on our Compensation Committee during fiscal year 2023. None of these individuals is currently, or has been within the past three years, one of our officers or an employee. None of our executive officers currently serve, or have served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Director Nomination Process
The Nominating and ESG Committee and/or the Board is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the designation of directors to the Board that are included in the Stockholders Agreement.
Identifying and Evaluating Nominees
When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and ESG Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	personal and professional integrity;
•	experience as a board member of another publicly held company;
•	professional and academic experience relevant to our industry, operations, and target markets;
•	ability to exercise mature business judgment, including, but not limited to, the ability to make independent analytical inquiries;
•	leadership skills;
•	experience in finance and accounting and/or executive compensation practices;
•	sufficiency of time for preparation, participation, and attendance at Board meetings and committee meetings; and
•
diversity of background and perspective, including, with respect to age, gender, race, and geographic background as well as diversity of expertise and experience in substantive matters pertaining to our business relative to other Board members.

To facilitate the search process for director candidates, the Nominating and ESG Committee may solicit our current directors and executives for the names of potentially qualified candidates or may ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and ESG Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once
[1]	Dan Nova and Dan Rosensweig resigned on April 15, 2024 and April 1, 2023, respectively.
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potential candidates are identified, the Nominating and ESG Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and ESG Committee of candidates for election as director.
Stockholder Recommendations and Nominees
The Nominating and ESG Committee and/or the Board will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing and emailed to corporatesecretary@renttherunway.com or sent to our headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, to the attention of our Chief Legal & Administrative Officer and Secretary. The recommendation must be received sufficiently in advance of our consideration of our director nominees for the next annual meeting and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and RTR within the last three years, and evidence of the recommending person’s ownership of RTR stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and the consent of the candidate to serve.
The Nominating and ESG Committee and/or the Board will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and ESG Committee’s and/or the Board’s discretion, its review may include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Stockholders may also nominate candidates for election to our Board by following the procedures described in “Additional Information – Stockholder Proposals” below.
Stockholders Agreement
In connection with our IPO, we entered into a Stockholders Agreement (the “Stockholders Agreement”) between the (i) Company, (ii) Jennifer Y. Hyman, the Trust under Article Second UA dtd 9/19/2012 (the “2012 Trust”), the BS 2021 Family Trust (the “Family Trust”), the JYH 2021 Children’s Trust (the “Children’s Trust”, and, together with Jennifer Y. Hyman, the 2012 Trust and the Family Trust, the “Founder”), (iii) Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”), BCIP Venture Associates (“BCIP Venture”) and BCIP Venture Associates-B (“BCIP Venture-B”, and, together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”), and (iv) Highland Capital Partners VIII Limited Partnership (“Highland Capital 8”), Highland Capital Partners VIII-B Limited Partnership (“Highland Capital 8-B”) and Highland Capital Partners VIII-C Limited Partnership (“Highland Capital 8-C” and, together with Highland Capital 8 and Highland Capital 8-B, the “Highland Entities”).
The Stockholders Agreement provides that:
a)
The Bain Capital Ventures Entities are entitled to designate for nomination one director for so long as the Bain Capital Ventures Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

b)
The Highland Entities are entitled to designate for nomination one director for so long as the Highland Entities beneficially own, directly or indirectly, in the aggregate at least five percent (5%) of all issued and outstanding shares of Class A common stock;

c)
The Founder is entitled to designate for nomination (i) nine directors for so long as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing fifteen percent (15%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock and (ii) five directors for so long

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as the Founder beneficially owns, directly or indirectly, in the aggregate shares of Class A common stock and Class B common stock representing less than fifteen percent (15%) but at least five percent (5%) or more of the total voting power of all issued and outstanding shares of Class A common stock and Class B common stock; and
d)	Jennifer Hyman shall be nominated by the Board as a director for so long as she serves as the Chief Executive Officer of the Company (and she shall serve as one of the Founder’s director designees).
Each of the Bain Capital Ventures Entities, Highland Entities, and Founder has agreed, severally and not jointly, with the Company (and only with the Company), and the Company has agreed with each of the Bain Capital Ventures Entities, Highland Entities, and Founder, to vote, or cause to be voted, all of their outstanding shares of Class A common stock and/or Class B common stock, as applicable, at any annual or special meeting of stockholders of the Company at which directors are to be elected or removed in order to cause the election or removal of each of the designated directors.
Tim Bixby and Jennifer Fleiss have been designated by the Founder as Class I Directors; Mike Roth has been designated by the Founder as a Class II Director; and Jennifer Hyman, Beth Kaplan, Emil Michael and Gwyneth Paltrow have been designated by the Founder as Class III Directors, respectively. In addition, Scott Friend has been designated by the Bain Capital Ventures Entities as a Class II director. The Highland Entities have not designated a director following Dan Nova’s resignation from the Board in April 2024. As a result of the Stockholders Agreement and the aggregate voting power of the parties to the agreement, we expect that the parties to the agreement will control the election of directors at RTR.
Communications with the Board
Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about RTR, by emailing corporatesecretary@renttherunway.com or mailing correspondence to our Chief Legal & Administrative Officer and Secretary at our Brooklyn headquarters, Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about RTR.
Policy for Recovery of Erroneously Awarded Compensation
Our Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) is intended to comply with SEC and Nasdaq listing standards and maintain a culture of focused, diligent, and responsible management that discourages conduct detrimental to the growth of the Company. Accordingly, as set forth in the Clawback Policy, the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement.
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Director Compensation
The following table discloses compensation received by our non-employee directors during fiscal year 2023.
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total Compensation ($)
Tim Bixby	60,000(2)	56,966	116,966
Jennifer Fleiss	40,000	56,966	96,966
Scott Friend(3)	—	—	—
Melanie Harris(4)	40,000	56,966	96,966
Beth Kaplan	53,000(2)	84,769	137,769
Emil Michael	30,000(2)	56,966	86,966
Dan Nova(3)(4)	—	—	—
Gwyneth Paltrow	40,000	56,966	96,966
Carley Roney(4)	45,634	56,966	102,600
Mike Roth	40,000(2)	56,966	96,966
(1)
The value disclosed is the aggregate grant date fair value of restricted stock units (“RSUs”) granted to the directors, computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named individual. Such restricted stock units were subject to a service-based vesting condition. Assumptions used in the calculation of the grant date fair value are set forth in Note 13—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 that accompanies this proxy statement. The value disclosed for Ms. Kaplan also includes the aggregate grant date fair value of RSUs granted in connection with the Option Exchange.

(2)
Each of these directors elected to receive RSUs in lieu of all or a portion of their cash compensation for fiscal year 2023, which resulted in 945 RSUs granted to Mr. Bixby and Mr. Roth, 473 RSUs granted to Ms. Kaplan, and 709 RSUs granted Mr. Michael, respectively.

(3)	In fiscal year 2023, Mr. Friend and Mr. Nova waived their director compensation fees.
(4)	Ms. Harris, Mr. Nova and Ms. Roney resigned from the Board effective April 15, 2024 (which did not impact their fiscal year 2023 compensation).
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The table below shows for each non-employee director who was serving, and held outstanding equity awards, as of January 31, 2024, the aggregate number of Class A restricted stock unit awards held by each such non-employee director as of such date.
Director	RSUs (#)(1)
Tim Bixby	3,480
Jennifer Fleiss	1,475
Scott Friend	—
Melanie Harris	2,679
Beth Kaplan	2,913
Emil Michael	2,184
Dan Nova	—
Gwyneth Paltrow	2,507
Carley Roney	1,475
Mike Roth	2,592
(1)	Amounts have been adjusted to reflect the Reverse Stock Split. See “Important Note Regarding the 2024 Reverse Stock Split” for more information.
Fiscal Year 2023 Non-Employee Director Compensation
In October 2021, we adopted a formal non-employee director compensation program upon the completion of our IPO, which was further updated on March 14, 2023 as described below. Pursuant to this program, each non-employee director receives a mixture of equity and cash compensation. For fiscal year 2023, Mr. Friend and Mr. Nova waived their compensation.
Equity Compensation
The board of directors determined that each director (other than Mr. Friend and Mr. Nova) would be granted 1,475 RSUs on the 2023 Annual Meeting of Stockholders (as adjusted to reflect the Reverse Stock Split). These awards vest in full on the earlier of (i) the next occurring Annual Meeting of Stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. Upon a change in control, all outstanding equity awards granted under the program will vest in full.
Pursuant to the non-employee director compensation program, directors were permitted to elect to receive RSUs in lieu of cash compensation for fiscal 2023. Each such award of RSUs received covers a number of shares calculated by dividing (i) the amount of the annual cash retainer that is expected to be paid to such Non-Employee Director from the date of the 2023 Annual Meeting of Stockholders through the date of the next annual meeting by (ii) the average per share closing trading price of our Class A common stock over the most recent 30 trading days as of and including the grant date. Each such RSU award will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting following the date of grant, subject to the director continuing in service on the Board through such vesting date.
In July 2023, we implemented an option exchange designed to incentivize and retain employees, directors and other service providers (the “Option Exchange”). Eligible participants could exchange outstanding stock options for RSUs at a ratio of 2.5-for-1. Ms. Kaplan, the only Board member who participated in the Option Exchange, exchanged 2,758 stock options for 1,103 RSUs (as adjusted to reflect the 1-for-20 Reverse Stock Split). The RSUs granted pursuant to the Option Exchange vest quarterly in eight equal installments over two years beginning on November 1, 2023, subject to Ms. Kaplan’s continued service with us through the applicable vesting dates.
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Cash Compensation
In fiscal year 2023, each non-employee director was eligible to receive an annual cash retainer of $40,000 paid quarterly in arrears. Non-employee directors could elect to receive all or a portion of their annual cash retainer in equity.
Non-employee directors also were entitled to receive the following cash compensation for chairing a committee (there were no fees payable for regular committee service in fiscal year 2023):
Committee Service
Retainer
Audit Committee Chair	$20,000
Compensation Committee Chair	$13,000
Nominating & ESG Committee Chair	$8,000
Fiscal Year 2024 Compensation
We have adopted a non-employee director compensation program for fiscal 2024 (the “2024 Program”), pursuant to which each non-employee director will continue to receive a mixture of equity and cash compensation. The 2024 Program cancels any previous elections under the prior non-employee director compensation program to receive RSUs in lieu of cash compensation for fiscal 2023. The 2024 Program provides that each non-employee director will be granted 1,685 RSUs on the 2024 Annual Meeting of Stockholders, which awards will vest in full on the earlier of (i) the next occurring Annual Meeting of Stockholders or (ii) the first anniversary of the grant date, subject to the non-employee director’s continued service through the applicable vesting date. Upon a change in control, all outstanding equity awards granted under the program will vest in full.
Non-employee directors will be eligible to receive the following cash retainers:
Retainer
Annual Retainer	$75,000
Finance Committee	$75,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$15,000
Nominating & ESG Committee Chair	$5,000
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Audit Committee Report
Rent the Runway’s Audit Committee is composed entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on our investor website (investors.renttherunway.com).
As described above in more detail, the principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, is responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
In performing its responsibilities, the Audit Committee has:
•	reviewed and discussed with management our audited financial statements for the fiscal year ended January 31, 2024;
•
discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and

•
received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
Respectfully submitted by:
Tim Bixby (Chair)
Beth Kaplan
Emil Michael
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Proposal No. 2
Ratification of the Appointment
of Independent Registered
Public Accounting Firm
The Audit Committee has appointed PwC as our independent registered public accounting firm for fiscal year 2024 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of RTR and our stockholders.
PwC has audited our consolidated financial statements since 2020. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.
Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2024 and January 31, 2023.
Fee Categories	FY23 Fees	FY22 Fees
Audit fees	$1,612,500	$1,602,200
Audit related fees	$20,000	$79,901
Tax fees	$114,855	$77,645
All other fees	$2,900	$2,900
Total fees	$1,750,255	$1,762,646
Audit fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of RTR’s annual financial statements and review of quarterly financial statements starting in fiscal year 2022. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC, and service fees related to specific transactions and events.
Audit related fees. These amounts consist of fees to review management's material weakness remediation plans.
Tax fees. These amounts consist of fees for tax compliance, tax planning, and tax advice.
All other fees. These amounts consist of the aggregate fees for access to disclosure requirements software and other software provided by PwC.
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Pre-Approval Policies and Procedures
The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2024.
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Executive Officers
Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board of Directors. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Jennifer Y. Hyman	43	Co-Founder, Chief Executive Officer & President; Chair
Sid Thacker	47	Chief Financial Officer
Becky Case	41	Senior Vice President, Engineering
Natalie McGrath	40	Chief Marketing Officer
Zach Phillips	37	Senior Vice President, Product
Drew Rau	46	Chief Supply Chain Officer
Cara Schembri	47	Chief Legal & Administrative Officer; Secretary
Sarah Tam	50	Chief Merchant Officer
Jennifer Y. Hyman has served as our Co-Founder since November 2008, our Chief Executive Officer and the Chair of our Board of Directors since March 2009 and our President since February 2024. Please see the “Information About Board Nominees and Continuing Directors” section for additional biographical information.
Sid Thacker has served as our Chief Financial Officer since May 2023. Prior to that, he served as the Company’s Senior Vice President, FP&A from July 2022 to May 2023. Prior to joining RTR, from January 2020 to March 2022, Mr. Thacker served as an Investment Partner at Coalition Investment Partners, an alternative asset manager. From June 2018 to January 2020, Mr. Thacker served as CEO of SAR Capital Advisors, LP, an investment advisory firm, and from August 2011 to December 2017, he served as Founder, CEO and CIO of Signpost Capital Advisors, LP, an investment advisory firm. Mr. Thacker holds a B.A. from Oberlin College and an M.B.A. from Harvard Business School.
Becky Case joined us in 2018 as VP of Engineering and was promoted to SVP, Engineering in 2022 and leads our technology team. She has nearly twenty years of technical experience in e-commerce and consumer retail. From 2012 to 2018, Ms. Cases he held various roles at Birchbox, an international beauty box subscription service, with the most recent as the VP of Engineering. Prior to that, she was a senior engineer for Opensky, a celebrity and influencer e-commerce platform, and before that, the lead software engineer at Bonobos, a menswear clothing retailer. From 2007 to 2009 she worked for Zappos.com, an online shoe retailer. Ms. Case holds a B.S in Computer Science from Georgia Southern University.
Natalie McGrath has served as our Chief Marketing Officer since March 2024. Prior to joining us, she served as Vice President, Marketing US/EMEA at Afterpay, a buy now, pay later platform, from October 2020 to February 2024, and as Chief Marketing Officer at fashion ecommerce retailer, Bandier, from January 2020 to October 2020. Ms. McGrath also served as Vice President, Marketing North America/Head of US at BooHoo Group PLC from December 2014 to January 2020. Prior to that, she held senior roles at top fashion brands, including Coach and Alexander Wang. Ms McGrath holds a B.A. in Business and Law from Kingston University of London.
Zach Phillips has served as our SVP of Product Management & Design since January 2024, after joining Rent the Runway in October 2021 as VP of Product. Mr. Phillips leads the Product Management & Design teams across RTR’s Consumer and Operations organizations. Prior to RTR, Mr. Phillips served in various Product leadership roles at Amazon from July 2014 to October 2021, including as the senior manager leading the product and UI teams for the Buy with Prime merchant management experience, as Head of Product for Shopbop, and in Seller Services for Amazon’s global marketplaces. Mr. Phillips holds a B.A. in Economics from Columbia University and an M.B.A. from Yale University.
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Drew Rau has served as our Chief Supply Officer since September 2023. Prior to that, he served as our SVP, Supply Chain and Inventory from January 2023 to August 2023, after joining us in November 2021 as VP, Inventory Performance, Capacity Management and Planning, Transportation, and Loss Prevention. Prior to that, Mr. Rau served as VP Global Supply Chain at Overstock.com, an e-commerce marketplace, from November 2020 to November 2021 and as VP of Operations, Agricultural Operations and People Safety at Bowery Farming, an indoor agriculture startup, from February 2019 to November 2020. Mr. Rau also held several roles of increasing seniority at Amazon from November 2014 to February 2019, including Director of Fulfillment where he oversaw the Prime Pantry and Sub Same Day fulfillment network. Mr. Rau holds a B.S. in Business Management and Computer Information Systems from the Metropolitan State University of Denver and an M.B.A. from the University of Denver.
Cara Schembri has served as our Chief Legal & Administrative Officer since December 2023, after serving as General Counsel and Corporate Secretary since December 2019 and also serving as Interim Chief People Officer from March to September 2020. From September 2014 to November 2019, Ms. Schembri served in various roles at Etsy, Inc., a global online marketplace, most recently as the Vice President, Deputy General Counsel and Assistant Secretary. Prior to that, Ms. Schembri served as Senior Counsel and Assistant Corporate Secretary for Avon Products, Inc., a multinational cosmetics and personal care company, from September 2008 to September 2014. She began her career in private practice at Norton Rose Fulbright LLP and Sidley Austin LLP. Ms. Schembri holds a B.A. in Philosophy from Binghamton University and a J.D. from The George Washington University Law School.
Sarah Tam has served as our Chief Merchant Officer since August 2017. Prior to that, she served as our Senior Vice President of Merchandising and Planning from February 2015 to August 2017. Before joining us, Ms. Tam spent 19 years at Saks Fifth Avenue, where she most recently served as VP DMM, heading up Women's Designer RTW, Bridal & Evening. Ms. Tam oversaw the creation, execution, and merchandising strategy of the Women's European and American Designer business across e-commerce and stores nationwide. During her career at Saks Fifth Avenue, she held leadership positions across the Buying and Planning organization encompassing multiple categories including Designer RTW, Luxury Handbags, Women's Designer Shoes, and Men's Sportswear. Ms. Tam holds a B.S. in Business Administration and Management from Geneseo University.
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Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2023, which ended on January 31, 2024, our “named executive officers” and their positions were as follows:
•	Jennifer Y. Hyman, Co-Founder, Chief Executive Officer, President and Chair;
•	Sid Thacker, Chief Financial Officer (appointed effective May 25, 2023, previously served as Senior Vice President, FP&A);
•	Anushka Salinas, President and Chief Operating Officer (resigned from employment effective January 31, 2024); and
•	Scarlett O’Sullivan, former Chief Financial Officer (resigned from employment effective May 25, 2023).
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended January 31, 2024 and January 31, 2023.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Jennifer Hyman Co-founder, Chief Executive Officer, President and Chair	2023	650,000	—	5,377,303	—	—	20,249	6,047,552
	2022	650,000	—	3,766,083	—	821,438	16,493	5,254,014
Sid Thacker Chief Financial Officer(6)	2023	448,958	—	1,425,125	—	—	13,625	1,887,708
Anushka Salinas former President and Chief Operating Officer(5)	2023	600,000	—	3,476,754	—	—	968,615	5,045.369
	2022	600,000	—	2,101,071	—	303,300	17,963	3,022,334
Scarlett O’Sullivan former Chief Financial Officer(6)	2023	191,667	—	642,506	1,790,574	—	448,886	3,073,633
(1)	Amounts reflect the actual base salaries paid to each named executive officer. For additional information, see “Base Salaries” below.
(2)
Amounts reflect the full grant-date fair value of restricted stock units, or RSUs, and stock options granted and/or modified during fiscal years 2023 and 2022 to each of our named executive officers, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The valuation assumptions used in the calculation of such amounts are set forth in Note 14—Share-based Compensation Plans in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 that accompanies this proxy statement. Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split'' for more information). Amounts reflect: (i) the grant-date fair value of the grants of RSUs granted to Ms. Hyman, Mr. Thacker and Ms. Salinas; (ii) the incremental fair value of RSUs modified pursuant to the Salinas Transition Agreement (as defined in “Executive Severance Plan-Former Named Executive Officers”); (iii) the incremental fair value of RSUs and stock options modified pursuant to the O’Sullivan Transition Agreement (as defined in “Executive Severance Plan-Former Named Executive Officers”); and (iv) the grant date fair value of RSUs granted in connection with the Stock Option Exchange for Ms. Hyman, Ms. Salinas, and Ms. O’Sullivan (See “Executive Severance Plan-Former Named Executive Officers” and “Stock Option for RSU Exchange” below for more information”).

(3)
Amounts reflect the annual incentive bonuses earned with respect to each applicable fiscal year. No annual incentive bonus for fiscal year 2023 was earned by our named executive officers due to the implementation of our Retention Bonus Program. For additional information, see “Annual Cash Incentive Bonus Compensation” below.

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(4)
For fiscal year 2023, the amount for Ms. Hyman reflects: $4,293 for a free Rent the Runway monthly subscription and Reserve rentals; $13,200 in matching contributions made by us to her 401(k) plan account; $2,156 for meals; and $600 in long-term disability insurance premiums paid by us. For fiscal year 2023, the amount for Mr. Thacker reflects $13,200 in matching contributions made by us to his 401(k) plan account and $425 in long-term disability insurance premiums paid by us. For fiscal year 2023, the amount for Ms. Salinas reflects: a $950,000 payment pursuant to the Salinas Transition Agreement; $4,815 for a free Rent the Runway monthly subscription; $13,200 in matching contributions made by us to her 401(k) plan account; and $600 in long-term disability insurance premiums paid by us. For fiscal year 2023, the amount for Ms. O’Sullivan reflects: $408,333 in base salary continuation payments pursuant to the O’Sullivan Transition Agreement; $27,103 of COBRA premium payments made by us pursuant to the O’Sullivan Transition Agreement; $13,200 in matching contributions made by us to her 401(k) plan account; and $250 in long-term disability insurance premiums paid by us.

(5)	Ms. Salinas resigned from employment effective January 31, 2024.
(6)	Ms. O’Sullivan resigned from employment effective May 25, 2023, following which Mr. Thacker was appointed as Chief Financial Officer.
Elements of Our Executive Compensation Program
For the fiscal year ended January 31, 2024, the compensation for our named executive officers generally consisted of a base salary, annual cash incentive bonuses, and long-term equity incentive compensation in the form of restricted stock units. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success.
Below is a more detailed summary of our executive compensation program as it relates to our named executive officers.
Base Salaries
Our named executive officers receive a base salary to compensate them for the services they provide to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
Ms. Hyman’s base salary is $650,000 and Mr. Thacker’s base salary is $475,000, which was increased from $350,000 when he was appointed to Chief Financial Officer on April 15, 2023. Prior to their resignations that were effective January 31, 2024, and May 25, 2023, respectively, Ms. Salinas’ base salary was $600,000 and Ms. O’Sullivan’s base salary was $600,000. The actual salaries paid to each named executive officer are set forth in the “Summary Compensation Table” above, in the column titled “Salary.”
Annual Cash Incentive Bonus Compensation
2023 Bonus Program
No annual incentive bonus for fiscal year 2023 was earned by our named executive officers as a result of the implementation of our Retention Bonus Program (described further below), which was in lieu of the original fiscal year 2023 bonus program (the “2023 Bonus Program”).
As originally determined by the Compensation Committee, pursuant to the 2023 Bonus Program, each of our named executive officers was eligible to receive a cash performance bonus with the following payout opportunities: Ms. Hyman had a target opportunity of 100% of her base salary and a maximum opportunity of 175% of her base salary; Mr. Thacker had a target opportunity of 38% of his base salary and a maximum opportunity of 175% of his base salary; Ms. Salinas had a target opportunity of 40% of her base salary and a maximum opportunity of 175% of target; and Ms. O’Sullivan had a target opportunity of 40% of her base salary and a maximum opportunity of 175% of target. Bonus payouts for each named executive officer under the 2023 Bonus Program were based upon the satisfaction of company-wide financial performance goals.
Retention Bonus Program
On October 16, 2023, the Compensation Committee approved the payment to its executive officers, including the named executive officers other than Ms. O’Sullivan, of the bonuses payable under the 2023 Bonus Program at the target achievement level, subject to the conditions described below. In addition, certain employees, including Ms. Hyman, Mr. Thacker and Ms. Salinas, were eligible to receive an additional incremental amount for retention purposes (the “Incremental Retention Amount” and, together with the applicable target bonus amount under the 2023 Bonus Program, the “Retention Bonuses”). Ms. Hyman, Mr. Thacker, and Ms. Salinas were eligible to
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receive Incremental Retention Amounts of $360,000, $250,000, and $360,000, respectively; however, Ms. Salinas is no longer eligible for a Retention Bonus in light of her resignation. The Retention Bonuses are payable in lieu of any bonus otherwise payable under the 2023 Bonus Program.
Ms. Hyman and Mr. Thacker received one-third of the Retention Bonus on each of February 1, 2024, April 15, 2024, with the final payment to be made on July 15, 2024 (each, a “Retention Date”), provided that they remain actively employed through each such Retention Date (and has not provided notice of his or her intent to terminate his or her employment with us on or prior to such Retention Date (“Notice”)). Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Amended & Restated 2021 Incentive Award Plan), Ms. Hyman and Mr. Thacker will be paid any portion of the Retention Bonus not paid previously upon such Change in Control, provided that they remain actively employed through the date of such Change in Control and has not provided Notice. In addition, in the event Ms. Hyman or Mr. Thacker’s employment is terminated by us for any reason other than for Cause (as defined in the Amended and Restated Executive Severance Plan) or for performance-related reasons (as determined by the Company in its sole discretion), and a Change in Control is consummated within three months of such termination date, she or he will be paid any portion of the Retention Bonus not paid previously upon such Change in Control.
Long-term Equity Incentive Compensation
Equity compensation is a key component of our executive compensation program and, in fiscal year 2023, equity compensation was provided in the form of RSUs. In March 2023, we granted an annual equity award of 2,500 RSUs to Mr. Thacker, which vest quarterly in eight equal installments beginning on February 1, 2023, subject to his continued service with us through the applicable vesting dates. In April 2023, we granted annual equity awards of 58,750 RSUs to Ms. Hyman, 40,000 RSUs to Ms. Salinas and 21,250 RSUs to Mr. Thacker (which additional RSUs were granted to Mr. Thacker in connection with his promotion to Chief Financial Officer). These RSUs vest quarterly in 12 equal installments over three years beginning on March 15, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates, except pursuant to the Salinas Transition Agreement described below.
Stock Option for RSU Exchange
In July 2023, we implemented an option exchange designed to incentivize and retain employees, directors and other service providers (the “Option Exchange”). Eligible participants could exchange outstanding stock options for RSUs at a ratio of 2.5-for-1. Ms. Hyman exchanged 152,846 stock options for 61,140 RSUs, Ms. Salinas exchanged 39,670 stock options for 15,869 RSUs, and Ms. O’Sullivan exchanged 46,568 stock options for 18,628 RSUs. The RSUs granted pursuant to the Option Exchange vest quarterly in eight equal installments over two years beginning on November 1, 2023, subject to each named executive officer’s continued service with us through the applicable vesting dates, except pursuant to the Salinas Transition Agreement and the O’Sullivan Transition Agreement described below. Mr. Thacker was not eligible to participate in the Option Exchange as he did not hold any stock options.
Reverse Stock Split
The 1-for-20 Reverse Stock Split became effective on April 2, 2024, and the share amount (and exercise price, as applicable) for each award in this Executive Compensation section reflect the Reverse Stock Split. For additional information, see “Important Note Regarding the 2024 Reverse Stock Split.”
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Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide matching contributions in the 401(k) plan up to a specified percentage of the employee’s contributions. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Employee Benefits and Perquisites. All of our full-time employees, including our current named executive officers, are eligible to participate in our health and welfare plans, including:
•	medical, dental, and vision benefits;
•	medical and dependent care flexible spending accounts;
•	short-term and long-term disability insurance; and
•	life and accidental death & dismemberment insurance.
No tax gross-ups. We generally do not provide tax gross-ups to our named executive officers.
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Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2024. The table reflects the Reverse Stock Split. Ms. Hyman holds equity awards with respect to shares of our Class A and Class B common stock and our other named executive officers hold equity awards with respect to shares of our Class A common stock. All equity awards in the table below vest into shares of our Class A common stock unless otherwise noted. There were no option awards held by the named executive officers as of January 31, 2024.
		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jennifer Y. Hyman	04/01/2020	646(2)(12)	7,933
	10/29/2021	1,272(4)(12)	15,620
	03/15/2022	13,416(5)	164,748
	01/03/2023	8,175(6)	100,389
	04/13/2023	44,061(7)	541,069
	07/11/2023	53,497(8)	656,943
Sid Thacker	08/01/2022	10,313(9)	126,644
	03/15/2023	1,562(10)	19,181
	04/13/2023	15,936(11)	195,694
Anushka Salinas	04/01/2020	5,672(13)	69,652
	10/29/2021	2,120(13)	26,034
	03/15/2022	10,063(13)	123,574
	04/13/2023	9,999(13)	122,788
	07/11/2023	1,984(13)	24,364
(1)	Amounts have been adjusted to reflect the Reverse Stock Split.
(2)
These RSUs vest based on the satisfaction of both service-based and liquidity-based vesting conditions. The service-based vesting period for these RSU awards is scheduled over four years in ratable installments on each quarterly anniversary of February 1, 2020, in each case subject to continued service. The liquidity-based vesting condition was deemed satisfied in connection with our IPO and the RSUs that had met the service-based vesting condition settled into shares of common stock on March 15, 2022.

(3)
Amounts are calculated by multiplying the number of shares shown in the table by $12.28, the closing stock price of our Class A common stock on January 31, 2024, which has been adjusted to reflect the Reverse Stock Split.

(4)
Represents RSUs that vest as to 25% of the RSUs on the grant date and in ratable quarterly installments thereafter as of the first day of each fiscal quarter such that the award will be fully vested on approximately the fourth anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(5)
Represents RSUs that vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(6)	Represents RSUs that vest 50% on December 15, 2023 and 50% on December 15, 2024, subject to the named executive officer’s continued service with us through the applicable vesting dates.
(7)
Represents RSUs that vest in 12 quarterly installments on the quarterly anniversary of March 15, 2023, such that the award will be fully vested on approximately the third anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(8)
Represents RSUs that vest in eight quarterly installments on the quarterly anniversary of August 1, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(9)
Represents RSUs that vest as to 25% of the RSUs on the first anniversary of the grant date and in 12 quarterly installments on the quarterly anniversary of the grant date, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(10)
Represents RSUs that vest in eight quarterly installments on the quarterly anniversary of February 1, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates.

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(11)
Represents RSUs that vest in 12 quarterly installments on the quarterly anniversary of March 15, 2023, subject to the named executive officer’s continued service with us through the applicable vesting dates.

(12)	These RSUs vest into shares of Class B common stock.
(13)
Represents RSUs outstanding immediately prior to their acceleration which occurred on January 31, 2024 in accordance with the Salinas Transition Agreement (See “Executive Severance Plan-Former Named Executive Officers” for more information).

Executive Compensation Arrangements
Below are written descriptions of our employment arrangements with each of our named executive officers. Each of our named executive officers’ employment is “at will” and may be terminated at any time.
Jennifer Y. Hyman
We entered into an employment agreement (the “CEO Agreement”), with Ms. Hyman in October 2021, which provides for her continued employment with us as Co-Founder and Chief Executive Officer. The CEO Agreement provides for a three-year initial term of employment with successive one-year automatic extensions of the term, provided that either party does not provide prior written notice of non-extension of the term. Notwithstanding the foregoing, if Ms. Hyman voluntarily agrees to transition into the role of Executive Chair of our Board of Directors or an officer position other than Chief Executive Officer, she will be entitled to receive compensation and other benefits at the same levels as described below through the end of the fiscal year in which such transition occurs, following which the Compensation Committee may determine whether to amend the CEO Agreement or enter into a new Executive Chair Agreement with Ms. Hyman.
Pursuant to the CEO Agreement, Ms. Hyman is entitled to an initial annual base salary of $650,000. With respect to fiscal year 2022, Ms. Hyman’s target annual bonus was 100% of her base salary, with a minimum opportunity of 0% and maximum opportunity of 150% of her annual base salary. In addition, pursuant to the CEO Agreement, Ms. Hyman is eligible to receive data security consulting benefits, including an assessment of Ms. Hyman’s personal security considerations in connection with her position with us (following which the Compensation Committee will determine any reasonable security enhancements to be adopted after its review of such assessment). In May 2022, the CEO Agreement was amended to provide that, with respect to fiscal year 2022 and thereafter, Ms. Hyman is eligible to receive an annual performance-based cash bonus with a target bonus opportunity of 100% of her base salary.
The CEO Agreement also provides that any outstanding equity awards held by Ms. Hyman would accelerate and vest in full upon the occurrence of a “change of control” (as defined in the CEO Agreement); provided, that, to the extent any such equity awards were assumed or substituted by an acquirer or successor, such awards would accelerate and vest upon the earlier of (x) the time provided for in the applicable award agreement or the equity plan, (y) the one-year anniversary of such change of control, subject to Ms. Hyman’s continued employment through such date, and (z) the date of Ms. Hyman’s termination of employment by the Company without “cause,” by Ms. Hyman for “good reason,” or due to Ms. Hyman’s death or “disability” (each as defined in the CEO Agreement).
Pursuant to the CEO Agreement, if Ms. Hyman’s employment is terminated by us without “cause” or by Ms. Hyman for “good reason” (each as defined in the CEO Agreement), whether outside or within the 24-month period following a change of control, then, subject to her timely execution and non-revocation of a release of claims and continued compliance with the applicable restrictive covenants, she will be entitled to, in addition to accrued amounts: (i) a cash amount equal to two times the sum of (x) her then-current annual base salary and (y) the greater of (1) the bonus that Ms. Hyman would have earned had she remained employed for the full year in which termination occurs, based on actual achievement and (2) her target annual bonus for the fiscal year in which the date of termination occurs; (ii) continued group health coverage for a period of up to 18 months following termination, and (iii) an extended post-termination option exercise period in accordance with the terms of the CEO Agreement. Ms. Hyman will continue to receive the same severance benefits in the event of a termination due to death or disability. Additionally, in the event a termination of employment other than for a termination for cause or a resignation that is not for good reason occurs prior to or upon the change of control, the vesting of Ms. Hyman’s outstanding equity awards will accelerate in full. The restrictive covenants described above will continue to apply under the CEO Agreement. The CEO Agreement also provides for a Section 280G “best net” cutback.
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Sid Thacker
On April 11, 2023, the Company’s Board of Directors appointed Sid Thacker as the Company’s new Chief Financial Officer, effective on May 25, 2023. In connection with his appointment, the Company entered into an offer letter amendment with Mr. Thacker, dated April 11, 2023 (the “Thacker Agreement”). The Thacker Agreement provides that, effective as of April 15, 2023, Mr. Thacker’s annual base salary was increased from $350,000 to $475,000; he was eligible to participate in the fiscal year 2023 executive bonus program with a target bonus opportunity of 38% of his base salary; and notwithstanding anything to the contrary in the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”) or his previous participation letter, Mr. Thacker is eligible to participate in the Severance Plan at the level of “Executive Officer Group” for purposes of any severance benefits payable thereunder.
In addition, Mr. Thacker was granted 21,250 RSUs in connection with his promotion, which vest in 12 quarterly installments on the quarterly anniversary of March 15, 2023 such that the RSUs will be fully vested on March 15, 2026, subject to his continued service through the applicable vesting dates.
Anushka Salinas
On January 20, 2017, we entered into an offer letter with Ms. Salinas to employ her as our General Manager of Subscription, though during fiscal year 2023 she served as our President and Chief Operating Officer through January 31, 2024. The COO Offer Letter provided for an initial annual base salary of $400,000, which was subsequently increased to $600,000.
In addition to the offer letter, Ms. Salinas entered into the Company’s Invention and Non-Disclosure Agreement as well as Non-Competition and Non-Solicitation Agreement in connection with her employment, which provides that she is subject to 12-month post-termination non-competition and non-solicitation of customers and employees covenants, as well as perpetual non-disparagement covenants.
Executive Severance Plan
We have adopted an Executive Severance Plan, or the Severance Plan, pursuant to which senior employees (including our named executive officers other than Ms. Hyman) are eligible to participate. Ms. Hyman does not participate in the Severance Plan. The Severance Plan provides for the payment of certain severance and other benefits to participants in the event of a qualifying termination of employment with us.
Sid Thacker
Under the Severance Plan, in the event of a termination of Mr. Thacker’s employment by us without “cause” (as defined in the Severance Plan) or by him for “good reason” (as defined in the Severance Plan), he will be eligible to receive the following benefits:
•
a cash payment equal to 0.5x Mr. Thacker’s then-current base salary because he has been employed with us for less than five years, payable in installments over a period of years or partial years equal to his severance multiple;

•
a lump-sum cash payment equal to the cash bonus with respect to the fiscal year in which such named executive officer’s termination of employment occurs, based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives, prorated for the number of days the named executive officer was employed during that fiscal year; and

•	company-paid COBRA premium payments for up to six months.
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In the event of a termination of Mr. Thacker’s employment by us without “cause” or by him for “good reason” during the period beginning three months before and ending on the 12-month anniversary of a “change in control” (as defined in the Severance Plan), he will be eligible to receive the following benefits:
•	a lump sum cash payment equal to 1.0x Mr. Thacker’s then-current annual base salary;
•
a lump sum cash payment equal to 1.0x the greater of (1) the bonus that he would have earned had he remained employed for the full year in which termination occurs, based on actual achievement and (2) his target annual bonus for the fiscal year in which the date of termination occurs;

•	company-paid COBRA premium payments for up to 12 months; and
•
accelerated vesting of all equity awards which vest based solely on his continued service with us or the passage of time, with awards that vest based on the achievement of performance objectives or conditions eligible to vest based on the applicable award agreement.

Anushka Salinas and Scarlett O’Sullivan
Under the Severance Plan, in the event of a termination of Ms. Salinas or Ms. O’Sullivan’s employment by us without “cause” (as defined in each of their offer letters) or by Ms. Salinas or Ms. O’Sullivan for “good reason” (as defined in the Severance Plan) during fiscal year 2023, Ms. Salinas or Ms. O’Sullivan would have been eligible to receive (i) 1.25x their then-current base salary, (ii) a prorated cash bonus with respect to the fiscal year in which the termination of employment occurs based on actual achievement of performance goals (the “Actual Bonus”), and (iii) company-paid COBRA premium for up to 15 months; provided, that if such termination occurred during the period beginning three months before and ending on the twelve-month anniversary of a “change in control” (as defined in the Severance Plan), instead of the Actual Bonus, Ms. Salinas or Ms. O’Sullivan would have been eligible to receive 1.25x the greater of (1) the Actual Bonus and (2) the target annual bonus for the fiscal year in which the date of termination occurs and would have also been eligible to receive accelerated vesting of all service-based or time-based equity awards with performance-based equity awards eligible to vest based on the applicable award agreement.
In the event that the executive provides at least three months’ advance notice of their intent to resign without good reason, he or she would be entitled to an additional fiscal quarter of acceleration of the named executive officer’s outstanding equity awards subject to the passage of time.
The right to receive the severance payments and benefits described above is subject to the executive’s delivery and, as applicable, non-revocation of a general release of claims in our favor, and their continued compliance with any applicable restrictive covenants.
In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the participant by us, would subject such participant to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the named executive officer.
In January 2024, we amended the Severance Plan to remove the level of “CFO/COO Group” for purposes of any severance benefits payable thereunder and provide that the “Senior Leadership Team Group” would include the Vice President-level and above employees of the Company designated as part of the “Senior Leadership Team” (other than Ms. Hyman and employees already designated part of the “Executive Officer Group”).
Former Named Executive Officers
Anushka Salinas
On January 8, 2024, Anushka Salinas resigned as our Chief Operating Officer and President, effective January 31, 2024 (the “Salinas Transition Date”). In connection with Ms. Salinas’s resignation, we entered into a Transition Agreement with Ms. Salinas, dated January 8, 2024 (the “Salinas Transition Agreement”). Pursuant to the Salinas Transition Agreement, Ms. Salinas served as a consultant advisor to the Company through February 29, 2024. As consideration for the advisory services, her execution and non-revocation of a release of claims and continued compliance with any applicable restrictive covenant obligations, Ms. Salinas was entitled to: (i) a lump sum
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payment of $950,000, less applicable taxes and withholding deductions, payable on the Salinas Transition Date, and (ii) payment of the costs of COBRA premiums for her and her covered dependents through April 30, 2025 (or, if earlier, the date upon which Ms. Salinas is no longer eligible for COBRA continuation coverage).
In addition, the Salinas Transition Agreement provided that 100% of the restricted stock unit award granted to Ms. Salinas on July 11, 2023 and any other outstanding time-vesting equity awards granted to Ms. Salinas that were unvested as of the Salinas Transition Date and that would have become vested on or prior to April 30, 2025 had Ms. Salinas remained a service provider through such date were accelerated and vested as of the Salinas Transition Date.
Scarlett O’Sullivan
On April 11, 2023, Scarlett O’Sullivan resigned as our Chief Financial Officer, effective May 25, 2023 (the “O’Sullivan Transition Date”). In connection with Ms. O’Sullivan’s transition, we entered into a Transition Agreement with Ms. O’Sullivan, dated April 11, 2023 (the “O’Sullivan Transition Agreement”). Pursuant to the O’Sullivan Transition Agreement, Ms. O’Sullivan served as a consultant advisor to the Company through August 25, 2023. As consideration for the advisory services, her execution and non-revocation of a release of claims and continued compliance with any applicable restrictive covenant obligations, Ms. O’Sullivan was entitled to: (i) continued base salary payments for twelve months following the O’Sullivan Transition Date, payable in accordance with our regular payroll practices, (ii) her annual bonus for fiscal year 2023, determined based on actual performance achievement and prorated for the portion of the fiscal year Ms. O’Sullivan served through the O’Sullivan Transition Date, payable when fiscal year 2023 bonuses are payable to other executives of the Company (determined to be $0 for fiscal year 2023), and (iii) payment of the costs of COBRA premiums for her and her covered dependents through May 31, 2024 (or, if earlier, the date upon which Ms. O’Sullivan is no longer eligible for COBRA continuation coverage).
In addition, the O’Sullivan Transition Agreement provided that (i) the post-termination exercise period of all outstanding vested options held by Ms. O’Sullivan as of August 25, 2023 would be extended through the last day of the original term of such options, (ii) any outstanding time-based equity awards that would have become vested on or prior to the O’Sullivan Transition Date had Ms. O’Sullivan remained a service provider through such date would accelerate and vest as of the earlier of (x) August 25, 2023 and (y) immediately prior to the implementation of a stock option exchange program by the Company (such date, the “Accelerated Vesting Date”), and (iii) Ms. O’Sullivan would be permitted to participate in any such Company stock option exchange program, subject to approval of the program by our Board and stockholders, on the same terms as other eligible participants, except that only Ms. O’Sullivan’s outstanding vested stock options held as of the Accelerated Vesting Date may be exchanged and all restricted stock units received by Ms. O’Sullivan in connection with such an exchange to be fully vested as of the grant date.
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Equity Compensation Plan Information
The following table provides information as of January 31, 2024, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Securities(1)(2)	Weighted Average Exercise Price of Outstanding Options ($)(1)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(4)
Equity compensation plans approved by security holders(5)	447,578	157.80	533,946
Equity compensation plans not approved by security holders	—	—	—
Totals	447,578		533,946
(1)	Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split” for more information).
(2)
Includes shares subject to outstanding awards granted, of which 42,613 shares of Class A common stock are subject to outstanding options, 403,047 shares of Class A common stock are subject to outstanding RSUs, and 1,918 shares of Class B common stock are subject to outstanding RSUs.

(3)
The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(4)
Consists of shares available for future issuance under the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”). As of January 31, 2024, 490,431 shares of Class A common stock and 1,918 shares of Class B common stock were available for issuance under the 2021 Plan, and 43,515 shares of Class A common stock were available for issuance under the ESPP. There was no ESPP purchase period in effect as of January 31, 2024 and as a result there were no rights to purchase shares under the ESPP outstanding as of January 31, 2024.

Our 2021 Plan and ESPP each contain an “evergreen” provision, which allows for an annual increase in the number of shares of Class A common stock available for issuance under the respective plan on the first day of each year commencing on January 1, 2022 and ending on and including January 1, 2031. The number of shares under the 2021 Plan shall be increased by 5% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board. The number of shares under the ESPP shall be increased by 1% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board.

No further shares are available for issuance under the 2019 or 2009 Plans.
(5)	Consists of the 2021 Plan, ESPP, 2019 Plan, and 2009 Plan.
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Certain Relationships and Related Person Transactions
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, below we describe transactions since February 1, 2023 and each currently proposed transaction, in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.
Investors’ Rights Agreement
Following our IPO, certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in the Eighth Amended and Restated Investors’ Rights Agreement, as amended, or the Investors’ Rights Agreement, which we are a party to, along with certain holders of our capital stock, including our Chief Executive Officer and director, Jennifer Y. Hyman; our director Jennifer Fleiss; entities affiliated with Bain Capital Ventures, a holder of greater than 5% of our outstanding capital stock and affiliate of our director, Scott Friend; entities affiliated with Highland Capital Partners, a holder of greater than 5% of our outstanding capital stock and affiliate of our former director, Dan Nova; and entities affiliated with Technology Crossover Ventures, a holder of greater than 5% of our outstanding capital stock. The Investors’ Rights Agreement provides certain holders of our capital stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Stockholders Agreement
For a description of our Stockholders Agreement, see “The Board and Corporate Governance – Stockholders Agreement” above.
Other Transactions
Our Vice President of Customer Experience, or VP CX, is the sister of Jennifer Y. Hyman, our Co-Founder, Chief Executive Officer, President and Chair and is currently employed by us. She does not share a household with Ms. Hyman and is not one of our executive officers. During fiscal years 2022 and 2023 (as of May 23, 2024), the VP CX had a base salary of $310,000. On April 1, 2024, the VP CX received a base salary increase to $341,000. The VP CX was granted 5,232 RSUs in fiscal year 2023, 2,732 of which were pursuant to the Stock Option Exchange, and was granted 7,500 RSUs in March 20242. The VP CX is eligible to receive an incentive cash bonus for fiscal year 2024 based upon the achievement of certain company and individual metrics. The compensation described above was based on reference to external market practice of similar positions or internal pay equity when
[2]	Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split” for more information).
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compared to the compensation paid to employees in similar positions that were not related to our executive officers. The VP CX is also eligible to participate in employee benefit plans and receive future incentive equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers.
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation, as amended (the “Amended Charter”), contains provisions limiting the liability of directors to the fullest extent permitted under Delaware law, and our Amended and Restated Bylaws (the “Amended Bylaws”) provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended Charter and Amended Bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval, and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction (as defined in the policy) must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances, including, among other things, the material terms and conditions, the basis for which the individual or entity is a related person, the related person’s interest in the transaction, the approximate dollar value of the transaction, whether the transaction is in the ordinary course, the business purpose for entering into the transaction with a related person versus an unrelated third party, whether the transaction is proposed to be or was entered into on terms no less favorable to RTR than terms that could have been reached with an unrelated third party, and any other material information. The Audit Committee will then approve or disapprove such transaction. In the event a related person transaction relates to compensation of employees, such transaction shall be reviewed, approved and/or ratified by the Compensation Committee of the Board.
In addition, our Code of Conduct (available on our website at investors.renttherunway.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our Related Person Transaction Policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Rent the Runway. We then review this information for any related person transactions and conflicts of interest.
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Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of May 10, 2024, for:
•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Applicable percentage ownership is based on 3,566,441 shares of Class A common stock and 155,333 shares of Class B common stock outstanding on May 10, 2024. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock or Class B common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of May 10, 2024 and shares of RSUs that are vested or will become vested within 60 days of May 10, 2024, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is 10 Jay Street, Brooklyn, New York 11201.
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	Shares Beneficially Owned(1)
	Class A		Class B		Total
	Shares	%(2)	Shares	%(2)
Named Executive Officers and Directors:
Jennifer Hyman(3)	44,947	1.3%	63,695	41.0%	2.9%
Sid Thacker(4)	13,247	*		—	*
Anushka Salinas(5)	1,163	*		—	*
Scarlett O’Sullivan(6)	24,546	*		—	*
Tim Bixby(7)	3,742	*		—	*
Jennifer Fleiss(8)	737	*	31,314	20.2%	*
Scott Friend(9)	737	*		—	*
Beth Kaplan(10)	28,176	*		—	*
Emil Michael	—	—		—	—
Gwyneth Paltrow(11)	2,801	*		—	*
Mike Roth(12)	6,880	*		—	*
All current executive officers and directors as a group, 15 persons(13)	151,986	4.2%	95,009	61.2%	6.6%

Over 5% Stockholders
Entities affiliated with Bain Capital Ventures(14)	408,820	11.5%		—	11.5%
Yisroel Mordechai Goldstone(15)	336,082	9.4%		—	9.4%
Entities and Individuals affiliated with Highland Capital(16)	255,955	7.2%		—	7.2%
T. Rowe Price Investment Management, Inc.(17)	210,637	5.9%		—	5.9%
Entities affiliated with Technology Crossover Ventures(18)	197,482	5.5%		—	5.5%
*	Represents beneficial ownership of less than 1%.
(1)	Amounts have been adjusted to reflect the Reverse Stock Split (See “Important Note Regarding the 2024 Reverse Stock Split” for more information).
(2)	Calculated as % of Class A or Class B common stock as of May 10, 2024 plus any RSUs that will vest within 60 days of May 10, 2024.
(3)
Includes: (i) 34,426 shares of Class A common stock held by Ms. Hyman; (ii) 10,521 RSUs relating to Class A common stock that will vest within 60 days of May 10, 2024; (iii) 57,540 shares of Class B common stock held by Ms. Hyman; and (iv) 6,155 shares of Class B common stock held by Ms. Hyman’s spouse.

(4)	Consists of: (i) 8,663 shares of Class A common stock held by Mr. Thacker and (iii) 4,584 RSUs relating to Class A common stock that will vest within 60 days of May 10, 2024.
(5)	Consists of 1,163 shares of Class A common stock held by Ms. Salinas, based on information known to the Company.
(6)	Consists of 24,546 shares of Class A common stock held by Ms. O’Sullivan, based on information known to the Company.
(7)	Consists of 3,742 shares of Class A common stock held by Mr. Bixby.
(8)	Consists of: (i) 737 shares of Class A common stock held by Ms. Fleiss and (ii) 31,314 shares of Class B common stock held by Ms. Fleiss.
(9)
Consists of 737 shares of Class A common stock held by Mr. Friend. Does not include the shares of Class A common stock held by the Bain Capital Ventures Entities. Mr. Friend is a Managing Director of BCVI. As a result, by virtue of the relationships described in footnote (14), Mr. Friend may be deemed to share beneficial ownership of such securities held by the Bain Capital Ventures Entities. The address of Mr. Friend is c/o Bain Capital Ventures, 200 Clarendon Street, Boston, MA 02116.

(10)
Consists of: (i) 27,553 shares of Class A common stock held by Ms. Kaplan and (ii) 623 shares of Class A common stock held by Axcel Limited Partnership over which Ms. Kaplan may be deemed to have voting and dispositive power.

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(11)	Consists of 2,801 shares of Class A common stock held by Ms. Paltrow.
(12)	Consists of 6,880 shares of Class A common stock held by Mr. Roth.
(13)
Consists of: (i) 121,222 shares of Class A common stock; (ii) 30,764 RSUs relating to Class A common stock that will vest within 60 days of May 10, 2024; and (iii) 95,009 shares of Class B common stock. “All current executive officers and directors as a group” does not include the beneficial ownership of Anushka Salinas, our former Chief Operating Officer, or Scarlett O’Sullivan, our former Chief Financial Officer.

(14)
Based on a Schedule 13G filed with the SEC on February 14, 2022. Consists of (i) 382,231 shares of Class A common stock over which Bain Capital Venture Fund 2009, L.P. (“BCV Fund 2009”) has shared voting and dispositive power; (ii) 23,337 shares of Class A common stock over which BCIP Venture Associates (“BCIP Venture”) has shared voting and dispositive power; and (iii) 3,252 shares of Class A common stock over which BCIP Venture Associates-B (“BCIP Venture-B”, and together with BCV Fund 2009 and BCIP Venture, the “Bain Capital Ventures Entities”) has shared voting and dispositive power. Bain Capital Venture Investors, LLC (“BCVI”) is the general partner of BCV Fund 2009. Boylston Coinvestors, LLC, a Delaware limited liability company (“Boylston”), is the managing partner of each of BCIP Venture and BCIP Venture-B. The governance, investment strategy, and decision-making process with respect to the investments held by the reporting persons is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. By virtue of the relationships described herein, each of BCVI and Mr. Salem and Mr. Agarwal may be deemed to share voting and dispositive power over the shares held by the Bain Capital Ventures Entities. The principal business address for each of the foregoing is 200 Clarendon Street, Boston, MA 02116.

(15)
Based on a Schedule 13D/A filed with the SEC on March 6, 2024. Consists of 336,082 shares of Class A common stock over which Yisroel Mordechai Goldstone (“Mr. Goldstone”) has sole voting and dispositive power. The principal business address for Mr. Goldstone is 6400 Av. Isla Verde #12A, Carolina, PR 00979.

(16)
Based on a Schedule 13G/A filed with the SEC on February 9, 2024 by Highland Capital Partners VIII Limited Partnership (“Highland VIII”), Highland Capital Partners VIII-B Limited Partnership (“Highland VIII-B”), Highland Capital Partners VIII-C Limited Partnership (“Highland VIII-C”), Highland Management Partners VIII Limited Partnership (“HMP VIII LP”), Highland Management Partners VIII Limited (“HMP VIII Ltd”), Highland Leaders Fund I, L.P. (“HLF I”), Highland Leaders Fund I GP, L.P. (“HLF I GP LP”), and Highland Leaders Fund I GP, LLC (“HLF I GP LLC” and together with Highland VIII, Highland VIII-B, Highland VIII-C, HMP VIII LP, HMP VIII Ltd, HLF I, and HLF I GP LP, the “Highland Capital Entities”) and Daniel Nova, and information known to the Company. Consists of (i) 154,428 shares of Class A common stock over which Highland VIII has shared voting and dispositive power; (ii) 2,394 shares of Class A common stock over which VIII-B has shared voting and dispositive power; (iii) 55,998 shares of Class A common stock over which Highland VIII-C has shared voting and dispositive power; (iv) 42,398 shares of Class A common stock over which HLF I has shared voting and dispositive power; and (v) 737 shares of Class A common stock over which Daniel Nova has sole voting and dispositive power. HMP VIII Ltd is the sole general partner of HMP VIII LP, which is the sole general partner of each of Highland VIII, Highland VIII-B, and Highland VIII-C. Each of HMP VIII Ltd and HMP VIII LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a former member of the Company’s Board of Directors), Paul Maeder, and Corey Mulloy are the directors of HMP VIII Ltd and may be deemed to share voting, investment, and dispositive power with respect to these securities. HLF I GP LLC is the sole general partner of HLF I GP LP, which is the sole general partner of HLF I. Each of HLF I GP LLC and HLF I GP LP may be deemed to have voting, investment, and dispositive power with respect to these securities. Robert Davis, Daniel Nova (a former member of the Company’s Board of Directors), Paul Maeder, Corey Mulloy, and Craig Driscoll are the managing members of HLF I GP LLC and may be deemed to share voting, investment, and dispositive power with respect to these securities. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The principal business address for each of the foregoing in this paragraph is One Broadway, 14th Floor, Cambridge, MA 02142.

(17)
Based on a Schedule 13G filed with the SEC on February 14, 2024. T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has (i) sole voting and dispositive power with respect to 65,998 shares and (ii) sole and dispositive power with respect to 210,636 shares of Class A common stock. The principal business address for Price Investment Management is 101 E Pratt Street, Baltimore, Maryland 21201.

(18)
Based on a Schedule 13G filed with the SEC on February 8, 2022. Technology Crossover Management VIII, Ltd. (“Management VIII”) has sole voting and dispositive power over 197,482 shares of Class A common stock; Technology Crossover Management VIII, L.P. (“TCM VIII”) has sole voting and dispositive power over 187,456 shares of Class A common stock; TCV VIII, L.P. (“TCV VIII”) has sole voting and dispositive power with respect to 140,756 shares of Class A common stock; TCV VIII (A), L.P. (“TCV VIII (A)”) has sole voting and dispositive power with respect to 37,957 shares of Class A common stock; TCV VIII (B), L.P. (“TCV VIII (B)”) has sole voting and dispositive power with respect to 8,742 shares of Class A common stock; and TCV Member Fund, L.P. (“Member Fund”) has sole voting and dispositive power with respect to 10,027 shares of Class A common stock. Management VIII, as the ultimate general partner of the TCV Entities, may be deemed to have the sole power to dispose or direct the disposition of the shares held by the TCV Entities and have the sole power to direct the vote of such shares of Class A common stock. TCM VIII, as the direct general partner of TCV VIII, TCV VIII (A), and TCV VIII (B) (collectively, the “TCV VIII Funds”), may also be deemed to have sole power to dispose or direct the disposition of the shares of Class A common stock held by the TCV VIII Funds and have the sole power to direct the vote of such shares of Class A common stock. Each of the foregoing disclaims beneficial ownership except to the extent of their respective pecuniary interest therein. The address of each of the foregoing is c/o TCV, 250 Middlefield Road, Menlo Park, CA 94025.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2023, we believe that for fiscal 2023, all required reports were filed on a timely basis under Section 16(a), except for one Form 4 for Jennifer Hyman and one Form 4 for Drew Rau, each reporting one transaction, that were filed late.
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Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 must submit the proposal in writing to our Secretary at Rent the Runway, Inc., 10 Jay Street, Brooklyn, NY 11201, by no later than January 23, 2025 and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2025 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Amended Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s Annual Meeting of Stockholders. That means that to be timely, a notice must be received no later than April 12, 2025 nor earlier than March 13, 2025 (assuming the meeting is held not more than 30 days before or more than 60 days after July 11, 2025). The notice must comply with the requirements set forth in our Amended Bylaws.
In addition to satisfying the foregoing requirements under the Amended Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
Information Requests
Our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the SEC’s website, http://www.sec.gov, or on our website, investors.renttherunway.com. Copies of our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 may also be obtained for free by emailing investors@renttherunway.com. No other information on our website is incorporated by reference in or considered to be part of this Proxy Statement.
Other Business
We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
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Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements regarding our business strategy and objectives and our executive compensation practices. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements because they contain words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are based on information available at the time those statements are made and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this proxy statement may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our growth effectively; the highly competitive and rapidly changing nature of the global fashion industry; risks related to the macroeconomic environment; our ability to cost-effectively grow our customer base; any failure to retain customers;; our ability to accurately forecast customer demand, manage our offerings effectively and plan for future expenses; risks arising from the restructuring of our operations; our reliance on the effective operation of proprietary technology systems and software as well as those of third-party vendors and service providers; risks related to shipping, logistics and our supply chain; our ability to remediate our material weaknesses in our internal control over financial reporting; laws and regulations applicable to our business; our reliance on the experience and expertise of our senior management and other key personnel; compliance with data privacy, data security, data protection and consumer protection laws and industry standards; risks associated with our brand and manufacturing partners; our reliance on third parties for elements of the payment processing infrastructure underlying our business; our dependence on online sources to attract consumers and promote our business which may be affected by third-party interference or cause our customer acquisition costs to rise; failure by us, our brand partners, or third party manufacturers to comply with our vendor code of conduct or other laws; risks related to our debt, including our ability to comply with covenants in our credit facility; and risks related to our Class A capital stock and ownership structure; and risks related to future pandemics or public health crises.
Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our Annual Report on Form 10-K for the year ended January 31, 2024, as may be updated from time to time in our filings with the Securities and Exchange Commission. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
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Annex A
This proxy statement contains the non-GAAP financial measures, Adjusted EBITDA, and Adjusted EBITDA margin. In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA and Adjusted EBITDA margin are useful in evaluating our performance. Adjusted EBITDA is a key performance measure used by management to assess our operating performance and the operating leverage of our business prior to capital expenditures. These non-GAAP financial metrics are not meant to be considered as an indicator of our financial performance in isolation from or as a substitute for our financial information prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. There are limitations to the use of the non-GAAP financial metrics presented in this proxy statement. For example, our non-GAAP financial metrics may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial metrics differently than we do, limiting the usefulness of those measures for comparative purposes.
We define Adjusted EBITDA as net loss, adjusted to exclude interest expense, rental product depreciation, other depreciation and amortization, share-based compensation expense, write-off of liquidated rental product assets, certain non-recurring or one-time costs (see below footnotes to reconciliation table), non-ordinary course legal expenses, restructuring charges, loss on asset impairment related to restructuring, income tax (benefit) expense, warrant liability revaluation gains / losses, debt extinguishment gains / losses, other income and expense, and other gains / losses. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of total revenue, net for a period.
The reconciliation of the non-GAAP financial metrics to the most directly comparable GAAP financial measure is presented below. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial metrics for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items, and may include other expenses, costs, and non-recurring items.
A-1

The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for the periods presented.
	Years Ended January 31,
	2024	2023
	(in millions)
Net loss	$(113.2)	$(138.7)
Interest (income) / expense, net(1)	33.7	36.8
Rental product depreciation	57.1	52.9
Other depreciation and amortization(2)	14.7	16.4
Share-based compensation(3)	26.2	25.4
Write-off of liquidated assets(4)	3.4	5.8
Non-recurring adjustments(5)	1.7	1.3
Non-ordinary course legal fees(6)	0.3	0.1
Restructuring charges(7)	2.0	2.4
Loss on asset impairment related to restructuring(8)	1.1	5.3
Income tax (benefit) / expense	0.2	(0.2)
Other (income) / expense, net(9)	(0.7)	(1.5)
Other (gains) / losses(10)	0.4	0.7
Adjusted EBITDA	$26.9	$6.7
Adjusted EBITDA Margin(11)	9.0%	2.3%
(1)	Includes debt discount amortization of $11.7 million in the year ended January 31, 2023 and $4.3 million in the year ended January 31, 2023.
(2)	Reflects non-rental product depreciation and capitalized software amortization.
(3)	Reflects the non-cash expense for share-based compensation.
(4)	Reflects the write-off of the remaining book value of liquidated rental product that had previously been held for sale.
(5)
Non-recurring adjustments for the year ended January 31, 2024 includes $1.7 million of costs primarily related to debt refinancing and related fees and the Option Exchange and for the year ended January 31, 2023 includes $1.3 million of costs related to public company SOX readiness.

(6)	Non-ordinary course legal fees for the year ended January 31, 2024 and 2023 includes $0.3 million and $0.1, respectively, million of costs related to a class action lawsuit.
(7)	Reflects restructuring charges for severance and related costs in connection with the January 2024 and September 2022 restructuring plans.
(8)
Reflects the asset impairment charges related to the discontinuation of a software implementation project in connection with the January 2024 restructuring plan in the year ended January 31, 2024 and the discontinuation of warehouse operations projects in connection with the September 2022 restructuring plan in the year ended January 31, 2023.

(9)	Primarily includes $1.4 million of monetized tax credits for the year ended January 31, 2023.
(10)	Includes gains/losses recognized in relation to foreign exchange operating lease terminations and the related surrender of fixed assets.
(11)	Adjusted EBITDA Margin calculated as Adjusted EBITDA as a percentage of revenue.
A-2

SCAN TO
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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Jennifer Y. Hyman 02) Beth Kaplan 03) Emil Michael 04) Gwyneth Paltrow

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Rent the Runway's independent registered public accounting firm for the fiscal year ending January 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000647475_1 R1.0.0.6

RENT THE RUNWAY, INC.
Annual Meeting of Stockholders
July 11, 2024 8:30 AM
This proxy is solicited by the Board of Directors

By signing this proxy card, you appoint Sid Thacker and Cara Schembri individually as proxies, each with the power to appoint his or her substitute, and authorize them to represent and vote the shares of Rent the Runway, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/RENT2024, at 8:30 a.m. Eastern Time on July 11, 2024, and at any adjournment or postponement of the meeting. In their discretion, the proxies are authorized to vote on (i) the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (ii) any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (iii) such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000647475_2 R1.0.0.6